Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

March 2011 Performance Update

The Frontier Fund Supplement Dated March 31, 2011 to Prospectus Dated April 30, 2010 and the Supplement to the Prospectus

Dated January 28, 2011.

The Frontier Fund Class 1 New

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	March 31, 2011	March 31, 2011	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	-0.91%	2.88%	$106.56
Frontier Dynamic Series-1	-2.63%	-2.41%	$89.72
Frontier Long/Short Commodity Series-1a	0.81%	11.50%	$131.52
Frontier Masters Series-1	-1.75%	0.14%	$103.11

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of March 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(5,677,564.37)
Unrealized trading gain/(loss)			5,053,142.71
Less: commissions			(110,974.08)
Less: FCM fees			(195,836.56)
Foreign currency gain/(loss)			266,834.65
Interest income			117,449.00

Total Income			(546,948.65)

EXPENSES

Management fees			94,015.87
Incentive fees			73,480.35
Broker service fees			165,941.83

Total Expenses			333,438.05

Net Income (Loss)			$(880,386.70)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	903,406.70087	$97,147,390.65	107.53
Current month additions	36,759.66884	3,913,648.08
Current month redemptions	(4,635.51269)	(489,890.51)
Net Income (loss) for current month		(880,386.70)

Net Asset Value, end of current month	935,530.85702	$99,690,761.52	106.56

	Monthly rate of return		-0.91%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(30,354.43)
Less: commissions			—
Less: FCM fees			(2,528.55)
Foreign currency gain/(loss)			—
Interest income			1,663.40

Total Income			(31,219.58)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,141.75

Total Expenses			2,141.75

Net Income (Loss)			$(33,361.33)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,641.85026	$1,256,914.37	92.14
Current month additions	232.86790	21,575.00
Current month redemptions	(126.67174)	(11,693.27)
Net Income (loss) for current month		(33,361.33)

Net Asset Value, end of current month	13,748.04642	$1,233,434.77	89.72

	Monthly rate of return		-2.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(627,023.29)
Unrealized trading gain/(loss)			776,155.75
Less: commissions			(3,738.07)
Less: FCM fees			(15,834.47)
Foreign currency gain/(loss)			(292.96)
Interest income			10,599.71

Total Income			139,866.67

EXPENSES

Management fees			20,137.07
Incentive fees			23,713.76
Broker service fees			13,492.55

Total Expenses			57,343.38

Net Income (Loss)			$82,523.29

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	57,318.46432	$7,478,356.55	130.47
Current month additions	12,921.31127	1,677,120.59
Current month redemptions	—	—
Net Income (loss) for current month		82,523.29

Net Asset Value, end of current month	70,239.77559	$9,238,000.43	131.52

	Monthly rate of return		0.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(24,143.61)
Unrealized trading gain/(loss)			(246,239.78)
Less: commissions			(21,802.50)
Less: FCM fees			(86,181.43)
Foreign currency gain/(loss)			7,799.35
Interest income			47,097.00

Total Income			(323,470.97)

EXPENSES

Management fees			358,262.42
Incentive fees			4,641.64
Broker service fees			73,042.39

Total Expenses			435,946.45

Net Income (Loss)			$(759,417.42)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	411,324.79276	$43,167,146.37	104.95
Current month additions	12,456.26170	1,287,191.49
Current month redemptions	(2,091.57589)	(214,613.39)
Net Income (loss) for current month		(759,417.42)

Net Asset Value, end of current month	421,689.47857	$43,480,307.05	103.11

	Monthly rate of return		-1.75%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 1